EXHIBIT 99.1

Contact: Trans World Entertainment John Anderson Chief Financial Officer (518) 452-1242	Contact: Financial Relations Board Marilynn Meek (mmeek@frbir.com) (212) 827-3773

38 Corporate Circle
Albany, NY 12203

www.twec.com	NEWS RELEASE

TRANS WORLD ANNOUNCES THE APPOINTMENT OF MIKE FEURER

TO ITS BOARD OF DIRECTORS

Albany, NY, February 3, 2016 -- Trans World Entertainment Corporation (NASDAQ: TWMC) today announced that Mike Feurer, the Company’s Chief Executive Officer, has been appointed to the Company’s Board of Directors. Mr. Feurer has been Chief Executive Officer of the Company since October 2014. Prior to joining the Company, he served as Chief Executive Officer and President of Vanity Stores from 2012 to 2014. Mr. Feurer’s prior experience includes nine years at Coldwater Creek in various positions, including Senior Vice President Merchandising and Merchandise Operations and President, Strategic New Concepts. He also spent nine years at the Gap where he was responsible for Market Planning and Planning and Allocation for their Canadian, European, and Japanese markets.

“Mike is a strong leader with a unique strategic vision for the future of our Company,” commented Robert J. Higgins, Chairman of the Board of the Trans World Entertainment. “The Board unanimously welcomes Mike to the Board and we look forward to working with him in his new capacity,” added Mr. Higgins.

Trans World Entertainment is a leading specialty retailer of entertainment products, including video, music, electronics, trend, video games and related products. The Company operates retail stores in the United States, the District of Columbia and Puerto Rico, primarily under the names f.y.e. for your entertainment and Suncoast and on the web at www.fye.com and www.secondspin.com.

Certain statements in this release set forth management’s intentions, plans, beliefs, expectations or predictions of the future based on current facts and analyses. Actual results may differ materially from those indicated in such statements. Additional information on factors that may affect the business and financial results of the Company can be found in filings of the Company with the Securities and Exchange Commission.